Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.

PREVIEWS FIRST QUARTER FY2017

REAFFIRMS STRONG MOMENTUM

FORT LAUDERDALE, FL, August 10, 2016 . . . In response to the recent volume and volatility in its common stock trading, National Beverage Corp. (NASDAQ: FIZZ) today released comments from a recent internal meeting with Chairman and Chief Executive Officer, Nick A. Caporella. Mr. Caporella commented on expected results for its quarter ended July 30, 2016 and responded to questions concerning recent FIZZ trading activity with the following:

“I am not sure what the market is thinking – or thinks it knows – about the real value of National Beverage, but I am more than certain that we are starting our 2017 fiscal year with unprecedented momentum. This first quarter will be, by any financial or operating metric, judged exceptional by our peers and surely the finest in company history. As I previously disclosed, we are expecting revenues to exceed $200 million, but what is more impressive is our operating performance. For example, our first quarter operating margins have expanded by over 6 percentage points, reaching 20%, and our operating profit will safely achieve the mid $40 million range. When you consider that is more than a 60% increase over results of just a year ago, it is decisively clear that our growth is accelerating exponentially.”

“Our people, our brands, our results – all are breaking records day after day! FY2016 exceeded our expectations as a Break-Out Year and our FY2017 start confirms that National Beverage’s commitment to helping make America healthy will become ‘historic’ for both our consumers and shareholders,” concluded a smiling Caporella.

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National Beverage Corp.

National Beverage Corp. will release its full first quarter financial statements in September.

National Beverage’s iconic brands are the genuine essence . . . of America.

“Patriotism” – If Only We Could Bottle It!

Fun, Flavor and Vitality . . . the National Beverage Way

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include fluctuations in costs, changes in consumer preferences and other items and risk factors described in the Company's Securities and Exchange Commission filings. The Company disclaims an obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.